Exhibit 99.1

Miron Washington Joins Impinj Board of Directors

SEATTLE, March 27, 2023 – Impinj, Inc. (NASDAQ: PI), a leading RAIN RFID provider and Internet of Things pioneer, today announced that Miron Washington will join its board of directors effective April 2, 2023.

“We are thrilled to welcome Miron to Impinj’s Board. Miron’s 25 years of experience in B2C/B2B ecommerce, global supply-chain operations, digital transformation as well as multi-billion-dollar P&L ownership will help Impinj drive its next phase of growth,” said Impinj Board Chair Steve Sanghi.

“Miron’s broad expertise in business digitization and transformation, retail general merchandise and supply-chain operations will help guide us on our mission of connecting every item that companies manufacture, transport and sell,” said Chris Diorio, founder, CEO and vice-chair of Impinj.

“I am thrilled to join the talented Impinj board and play a role in advancing the company’s vision,” Washington commented. “Impinj is uniquely positioned to help global enterprises achieve operational efficiency and differentiated customer experiences through digital transformation initiatives.”

Washington has 25 years of experience across business-to-consumer and business-to-business ecommerce, global supply chain operations, digital transformation, and multi-billion-dollar P&L ownership. He currently serves on the boards of The Eighth Notch and KairosPDX and is the chief digital officer of Parts Town. He was previously Home Depot’s vice president of customer experience and general manager of their $3B Quote Center business unit. Prior to Home Depot, Washington served in executive roles at Monotype Imaging, Staples, and Amazon. Washington has a bachelor’s degree in accounting from the Leavy School of Business at Santa Clara University and a master’s of science degree from Oregon Health and Science University.

About Impinj:

Impinj (NASDAQ: PI) helps businesses and people analyze, optimize, and innovate by wirelessly connecting billions of everyday things — such as apparel, automobile parts, luggage, and shipments — to the Internet. The Impinj platform uses RAIN RFID to deliver timely data about these everyday things to business and consumer applications, enabling a boundless Internet of Things. www.impinj.com

For more information, contact:

Investor Relations

Andy Cobb, CFA

Vice President, Strategic Finance

+1-206-315-4470

ir@impinj.com

Media Relations
Jill West

Vice President Strategic Communications

+1 206-834-1110

jwest@impinj.com